Exhibit 99.1

FOR IMMEDIATE RELEASE

April 29, 2014

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THE FIRST QUARTER OF 2014

Gillette, Wyo, April 29, 2014 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the first quarter of 2014.

First Quarter 2014 Highlights and Recent Developments

	Quarter Ended
(in millions, except per share and per ton amounts)	3/31/14	3/31/13
Adjusted EBITDA(1)	$39.3	$48.3
Net income (loss)	$(15.6)	$15.4

Adjusted EPS(1)	$(0.11)	$0.11
Diluted EPS	$(0.26)	$0.25
Average cost per ton sold	$10.63	$10.37

Shipments — owned and operated mines (tons)	20.4	21.1

Asian exports (tons)	1.0	1.1

(1)               Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

•                  Strengthening positive domestic fundamentals for PRB coal with reduced customer stockpiles, high utility burn rates, favorable supply-side trends and reduced natural gas in storage.

•                  Cloud Peak Energy’s first quarter 2014 shipments were impacted by winter weather, freezing of the Great Lakes and continuing rail service issues.  Our mines controlled total operating costs well with the increase in costs per ton being primarily volume related.

•                  The company completed its previously announced refinancing transactions, including a new $500 million credit facility, and the issuance of $200 million of 6.375% senior unsecured notes due 2024.  The proceeds, plus cash on hand, were used to tender and repurchase the company’s $300 million 8.25% senior unsecured notes due 2017.

•                  The refinancings extended maturities, relaxed covenants, and will reduce future interest costs by approximately $12 million per year.  One-time refinancing related charges totaling $21.5 million for the tender premium and write off of deferred financing charges impacted interest expense for the quarter.  Adjusted EPS of $(0.11) for the quarter excludes the $(0.22) impact of these charges.

Colin Marshall, President and Chief Executive Officer, commented, “Winter weather and rail service interruptions in the first quarter continued to impact our shipments.  As a result, we are reducing the top end of our tonnage and Adjusted EBITDA guidance ranges, which leaves us essentially fully sold out for 2014.  We are now focused on selling into the improving markets for 2015.”

Health and Safety Record

During the first quarter of 2014, of our approximately 1,400 full-time mine site employees, four suffered reportable injuries resulting in a year-to-date Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of 1.03, an increase from the full year 2013 rate of 0.59. Two of these injuries were caused by employees slipping on ice and uneven ground.  During 74 MSHA inspector days at our mine sites in the first quarter, we were issued eight substantial and significant citations.  Fines due on the citations have not been assessed at this time.

In recognition of our commitment to safety, the Cordero Rojo Mine was notified that it won first place for the 2013 Wyoming State Mine Inspector safety award.  We are proud to be able to report that Cordero Rojo has now operated for over 1.4 million work hours without a reportable injury.

Consolidated Business Results

	Quarter Ended
(in millions, except per share amounts)	3/31/14	3/31/13
Total tons sold	20.7	21.3
Total revenue	$319.1	$338.1
Net income (loss)	$(15.6)	$15.4
Adjusted EBITDA(1)	$39.3	$48.3
Adjusted EPS(1)	$(0.11)	$0.11

(1)               Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Our Owned and Operated Mines segment comprises the results of mine site sales from our three owned and operated mines primarily to our domestic utility customers and also to our Logistics and Related Activities segment.

	Quarter Ended
(in millions, except per ton amounts)	3/31/14	3/31/13
Tons sold	20.4	21.1
Revenue	$269.6	$278.8
Realized price per ton sold	$13.02	$13.09
Average cost of product sold per ton	$10.63	$10.37
Adjusted EBITDA(1)	$41.2	$45.7

(1)               Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

First quarter 2014 tons sold from our Owned and Operated mines segment were reduced by weather and rail service interruptions, which persisted through the quarter. Shipments from Spring Creek Mine were also reduced by the freezing of the Great Lakes which was unusually severe this winter.  We understand the BNSF railway is taking measures to improve service but that it will take some time to implement. We are working with the railways and our customers to maximize shipments of contracted 2014 tons.

Revenue from our Owned and Operated Mines segment decreased in the first quarter of 2014 compared to 2013 due to a slightly lower average realized price per ton sold and fewer tons shipped.  During the quarter, we completed several major maintenance outages and continued to achieve significant cost and capital savings from our in house condition monitoring and repair work.  Cost of product sold was held at a similar level to the first quarter last year with the increase in cost per ton being largely due to the effect of reduced shipments.  This reflects well on our mines’ ability to control costs in the face of rising strip ratios and increased explosives and diesel prices.  We continue to plan for higher shipment rates in later quarters, which we expect will correspondingly reduce our costs per ton as the year progresses.

Encouragingly, the environmental groups who had unsuccessfully challenged the BLM’s leasing process for our West Antelope II LBA’s did not seek any further appeals and their challenge has finally been concluded and rejected by the courts.

Logistics and Related Activities

Our Logistics and Related Activities segment comprises the results of our logistics and transportation services to our domestic and international customers.

	Quarter Ended
(in millions)	3/31/14	3/31/13
Total tons delivered	1.2	1.4
Asian export tons	1.0	1.1
Revenue	$58.5	$65.9
Cost of product sold (delivered tons)	$59.7	$62.9
Adjusted EBITDA(1)	$0.4	$1.4

(1)               Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Shipments exported to Asian customers decreased slightly in the first quarter of 2014 compared to 2013 due to rail service issues on the northwest rail corridor.  We experienced increased demurrage costs as ships were delayed at the terminal waiting for coal.  Cloud Peak Energy continued to work closely with the BNSF railway and Westshore Terminals to maximize vessel loadings and meet continuing strong demand from our Asian customers.  Revenue from the Logistics and Related Activities segment decreased primarily as a result of weak international market prices for seaborne thermal coal.  Our forward sales hedging program mitigated some of the impact of lower spot prices with a realized gain of $3.4 million in the first quarter.

Two encouraging pieces of news were announced regarding SSA Marine’s Gateway Pacific Terminal project, where we have the option for up to 16 million tonnes of capacity once the port is developed.  Firstly, SSA Marine commenced work on the Environmental Impact Study.  Secondly, Northwest Clean Air Agency, an air quality control agency in Washington State responsible for enforcing air pollution regulations in its region, issued the results of their 20-month air quality study monitoring coal dust by rail tracks in Washington State.  The study found no evidence of air quality issues caused by coal dust.  While we do not expect opposition to the terminal development to end, it is encouraging when fact-based studies so clearly counter some of our opponent’s main allegations.

Balance Sheet and Cash Flow

Cash flow from operations totaled $12.8 million for the first quarter of 2014.  This includes the one-time cash payment of $14.2 million for the early tender of the 2017 notes, which primarily accounts for the decrease compared to $37.3 million for the first quarter of 2013.  Capital expenditures (excluding capitalized interest) were $5.7 million, of which $1.2 million was financed under capital leases.

In the first quarter of 2014, we completed a number of previously announced financing transactions to extend maturities, relax covenants, repay debt, and reduce on-going interest costs.  We entered into a new $500 million senior secured revolving credit facility, which matures in 2019 and relaxes certain covenants.  We issued $200 million of 6.375% senior unsecured notes due 2024.  We used these proceeds and cash on hand to repurchase and redeem our previously outstanding $300 million 8.25% senior unsecured notes due 2017.  As a result, the debt on our senior unsecured notes decreased from $600 million as of December 31, 2013 to $500 million as of March 31, 2014.  As of March 31, 2014, unrestricted cash and investments were $208 million, and total available liquidity was $756 million.

These refinancings extended our earliest maturities from 2016 to 2019.  The $100 million reduction of debt on our senior unsecured notes, and the lower interest rate on the new 6.375% notes, will reduce cash interest costs by approximately $12 million per year on a full-year basis, with a proportional benefit this year.

Because of these financing transactions, our interest expense for the quarter was impacted by a number of one-time cash and non-cash items totaling $21.5 million, comprising the tender premium and write off of deferred financing costs related to the 2017 notes and previous credit facility.  The after-tax impact on Diluted EPS of these one-time charges was $(0.22), which is excluded from Adjusted EPS.

Outlook

During the first quarter of 2014, domestic coal market fundamentals continued to strengthen.  Coal burn increased due to the cold winter across much of the U.S. and higher natural gas prices.  With the high burn rates and rail supply interruptions coal inventories at utilities reduced to their lowest levels for many years.

Based on data from the Energy Information Administration, through Febraury 2014 electric generation from coal-fired power was up 15%, and coal consumption was 160 million tons, up 18 million tons compared to last year.  Through March 2014, heating degree days for the U.S. were up 11% over last year and 13% over the 10-year average greatly increasing the burn of both coal and natural gas which reduced inventories of both.

Customer stockpiles of PRB coal are estimated to have fallen to 53 million tons at the end of March 2014, down 13 million tons since the start of the year.  Our customers’ immediate focus is currently on ensuring the rail delivery of their contracted coal.  Nonetheless, we have seen a significant increase in requests for additional coal to be delivered this year.  After several years of utilities reducing their forward contracted position we believe they are more likely to contract a full year’s consumption of coal in 2014 to ensure they have confidence in their future supply.

With winter weather behind us we are optimistic that rail performance will steadily improve throughout 2014 as new equipment and crews are brought into service.  This should allow shipments to increase through the rest of the year to meet our existing contracts.  The recent increases in PRB coal prices should be maintained due to low natural gas storage levels and coal inventories going into the summer cooling season.  It is possible that, if there is a normal summer cooling demand, it will be difficult to rebuild coal and natural gas inventories ready for next winter.

Internationally, we continue to see strong demand for PRB coal from our Asian customers.  In 2013, the major increase in seaborne thermal coal demand came from India, supported by continued growth in Chinese imports.  “While Asian demand for coal continues to grow it is interesting to see demand from Japan increasing as they build new clean, highly efficient coal units.  We are also seeing similar new coal plants being built in South Korea and Taiwan as they prepare to meet their future electricity demand.  It is encouraging that Cloud Peak Energy’s Spring Creek coal is increasingly well regarded in the Asian marketplace due to its consistent high quality.  We believe it is now considered equivalent to the best Indonesian coal brands that many of these new plants are designed to burn,” said Jim Orchard, Senior Vice President Marketing.

For 2014 we are essentially fully sold out.  We have contracted to sell 89 million tons from our three owned and operated mines.  Of this committed 2014 production, 84 million tons are under fixed-price contracts with a weighted-average price of $13.09 per ton.  During the quarter, we contracted, fixed-prices, and finalized carryover, on approximately 7 million tons of coal for 2014 deliveries at an average price of approximately $12.10 per ton.

For 2015, we have currently committed to sell 51 million tons from our three owned and operated mines.  Of this committed 2015 production, 38 million tons are under fixed-price contracts with a weighted-average price of $13.54 per ton.  During the quarter, we contracted approximately 5 million tons for 2015 delivery at an average price of $13.08 per ton.

While our first quarter export shipments were lower than planned we continue to forecast 2014 export shipments through Westshore of between 4.0 and 4.5 million tons.  Demand from our international customers continues to be strong, and we continue to seek to fill all available capacity at Westshore while working to minimize demurrage costs due to delayed shipments.  At current international pricing levels, there is little logistics margin available on our export sales.  However, we continue to benefit from the domestic sales margin recognized in our Owned and Operated Mines segment and through our hedge positions.

As a result of our reduced first quarter shipments and the expectation that it will take some time to resolve the rail issues we are reducing the top end of our 2014 shipment and Adjusted EBITDA guidance ranges slightly.

“Our strategy continues to be to match our production to market demand.  This has proved to be a sensible policy in recent years which has allowed us to control our costs and optimize our mine plans.  Consistent with this strategy, we are committed to the 10 million tons per year reduction of production at our 8400 Btu Cordero Rojo Mine, which will reduce its production to around 28 million tons next year. As a result Cloud Peak Energy’s 2015 total production from our three mines is currently expected to be around 80 million tons.  In combination with this supply response, we see several indicators that a healthier coal market is returning; most importantly, increased customer demand and rising contracting prices. We anticipate coal pricing will continue to recover and believe that Cloud Peak Energy is well positioned financially and operationally to benefit,” commented Marshall.

2014 Guidance — Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2014 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for our three owned and operated mines(1)	86 - 90 million tons
Committed sales with fixed prices	Approximately 84 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $13.09 per ton
Adjusted EBITDA(2)	$180 - $210 million
Net interest expense	Approximately $77 million
Depreciation, depletion and accretion	$125 - $135 million
Capital expenditures(3)	$40 - $60 million
Committed federal coal lease payments	$69 million

(1)         Inclusive of intersegment sales.

(2)         Non-GAAP financial measure; please see definition below in this release.

(3)         Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on April 29, 2014 to review the results and current business conditions.  The call will be webcast live over the internet from our Web site at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the Web site for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 866.825.1709 (domestic) or 617.213.8060 (international) and entering pass code 95881077.

Following the live webcast, a replay will be available at the same URL on our Web site for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and entering pass code 78612686.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services. The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located in Montana.  In

2013, Cloud Peak Energy shipped 86.0 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 total employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2014 and future periods for our company, the PRB and the industry in general, and our operational, financial and export guidance, including any development of future terminal capacity or increased access to existing or future capacity; (2) anticipated economic conditions and demand by domestic and Asian utilities, including the anticipated impact on demand driven by regulatory developments and uncertainties; (3) the impact of competition from natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives; (7) operational plans for our mines, including potential production decreases at our Cordero Rojo Mine; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; (11) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other NPRB assets, and our potential exercise of options for Crow Tribal coal; (12) our future liquidity; (13) anticipated improvements in rail performance; and (14) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts.  These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions; (b) coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand and terminal capacity and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, (e) environmental, health, safety, endangered species or other legislation, regulations, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions and governmental subsidies or mandates that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations, (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges, (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; (n) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to finalize and enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal, (o) future development and operating costs for our development projects significantly exceed our expectations, and (p) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income (loss) or income (loss) from continuing operations, as applicable, before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude the updates to the tax agreement liability, including tax impacts of our 2009 initial public offering and 2010 secondary offering, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, and (3) adjustments to exclude a significant broker contract that expired in the first quarter of 2010.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share attributable to controlling interest, or diluted earnings (loss) per common share attributable to controlling interest from continuing operations, as applicable (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA as described above, plus adjustments to exclude the cash and non-cash interest expense associated with refinancing transactions.  All items are adjusted at the statutory tax rate of 36%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income (loss) or income (loss) from continuing operations.  Our chief operating decision maker uses Adjusted EBITDA as a measure of segment performance.  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income (loss), income (loss) from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income (loss), income (loss) from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Karla Kimrey, 720-566-2932

Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
Revenue	$319,066	$338,052
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion, shown separately)	271,939	276,029
Depreciation and depletion	26,928	23,212
Accretion	4,130	4,127
Derivative financial instruments	(12,734)	(13,652)
Selling, general and administrative expenses	12,441	13,607
Other operating costs	238	110
Total costs and expenses	302,942	303,433
Operating income	16,124	34,619
Other income (expense)
Interest income	124	125
Interest expense	(37,994)	(10,483)
Other, net	(465)	(241)
Total other income (expense)	(38,335)	(10,599)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	(22,211)	24,020
Income tax benefit (expense)	6,490	(8,836)
Earnings from unconsolidated affiliates, net of tax	95	211
Net income (loss)	(15,626)	15,395
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	247	444
Postretirement medical plan adjustment	—	30
Income tax on postretirement medical plan and pension adjustments	(89)	(171)
Other comprehensive income (loss)	158	303
Total comprehensive income (loss)	$(15,468)	$15,698
Income (loss) per common share:
Basic	$(0.26)	$0.25
Diluted	$(0.26)	$0.25
Weighted-average shares outstanding - basic	60,741	60,609
Weighted-average shares outstanding - diluted	60,741	61,093

CLOUD PEAK ENERGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$208,177	$231,633
Investments in marketable securities	—	80,687
Accounts receivable	79,786	74,068
Due from related parties	688	742
Inventories, net	80,950	80,144
Deferred income taxes	17,943	18,326
Derivative financial instruments	33,885	26,420
Other assets	25,583	19,541
Total current assets	447,012	531,561

Noncurrent assets
Property, plant and equipment, net	1,629,430	1,654,014
Goodwill	35,634	35,634
Deferred income taxes	97,785	91,361
Other assets	50,830	44,855
Total assets	$2,260,691	$2,357,425

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$61,595	$59,046
Royalties and production taxes	139,185	131,917
Accrued expenses	44,778	41,463
Current portion of tax agreement liability	13,504	13,504
Current portion of federal coal lease obligations	58,958	58,958
Other liabilities	2,651	2,513
Total current liabilities	320,671	307,401

Noncurrent liabilities
Tax agreement liability, net of current portion	90,091	90,091
Senior notes	498,304	596,974
Federal coal lease obligations, net of current portion	63,970	63,970
Asset retirement obligations, net of current portion	246,655	246,081
Other liabilities	53,238	50,859
Total liabilities	1,272,929	1,355,376
Commitments and Contingencies (Note ##Commitments)

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,360 and 61,296 shares issued and 60,930 and 60,896 outstanding at March 31, 2014 and December 31, 2013, respectively)	609	609
Treasury stock, at cost (430 shares and 400 shares at March 31, 2014 and December 31, 2013, respectively)	(6,244)	(5,667)
Additional paid-in capital	561,360	559,602
Retained earnings	442,158	457,784
Accumulated other comprehensive income (loss)	(10,121)	(10,279)
Total equity	987,762	1,002,049
Total liabilities and equity	$2,260,691	$2,357,425

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities
Net income (loss)	$(15,626)	$15,395
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	26,928	23,212
Accretion	4,130	4,127
Earnings from unconsolidated affiliates, net of tax	(95)	(211)
Distributions of income from unconsolidated affiliates	1,250	—
Deferred income taxes	(6,490)	7,945
Equity-based compensation expense	1,783	1,676
Derivative mark-to-market (gains) losses	(12,734)	(13,652)
Non-cash interest expense related to early retirement of debt and refinancings	7,338	—
Other	2,964	3,318
Changes in operating assets and liabilities:
Accounts receivable	(5,626)	(22,574)
Inventories, net	(805)	630
Due to or from related parties	54	1,620
Other assets	(6,042)	(6,369)
Accounts payable and accrued expenses	10,788	22,577
Asset retirement obligations	(276)	(327)
Cash received (paid) for derivative financial instruments	5,270	(24)
Net cash provided by (used in) operating activities	12,811	37,343

Investing activities
Purchases of property, plant and equipment	(4,519)	(13,030)
Investments in marketable securities	(8,159)	(13,051)
Maturity and redemption of investments	88,845	12,920
Investment in development projects	(750)	(2,429)
Other	201	23
Net cash provided by (used in) investing activities	75,618	(15,567)

Financing activities
Issuance of senior notes	200,000	—
Repayment of senior notes	(300,000)	—
Payment of deferred financing costs	(12,100)	(863)
Other	215	—
Net cash provided by (used in) financing activities	(111,885)	(863)

Net increase (decrease) in cash and cash equivalents	(23,456)	20,913
Cash and cash equivalents at beginning of period	231,633	197,691
Cash and cash equivalents at end of period	$208,177	$218,604

Supplemental cash flow disclosures:
Interest paid	$6,358	$640
Income taxes paid (refunded)	$(5,970)	$5,377
Supplemental noncash investing and financing activities:
Non-cash interest capitalized	$17	$7,828
Capital expenditures included in accounts payable	$2,028	$4,655
Assets acquired under capital leases	$1,209	$—

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended
	March 31,
	2014		2013
Net income (loss)		$(15.6)		$15.4
Interest income		(0.1)		(0.1)
Interest expense		38.0		10.5
Income tax (benefit) expense		(6.5)		8.8
Depreciation and depletion		26.9		23.2
Accretion		4.1		4.1
EBITDA		46.8		61.9
Tax agreement expense (benefit) (1)		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)(2)	$(12.7)		$(13.7)
Inclusion of cash amounts received (paid)(3)	5.3		—
Total derivative financial instruments		(7.4)		(13.7)
Expired significant broker contract		—		—
Adjusted EBITDA		$39.3		$48.3

•                                     Changes to related deferred taxes are included in income tax expense.

•                                     Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.

•                                     Derivative cash gains and losses reflected within operating cash flows.

Adjusted EPS

	Three Months Ended
	March 31,
	2014		2013
Diluted earnings (loss) per common share		$(0.26)		$0.25
Tax agreement expense (benefit) including tax impacts of IPO and Secondary Offering		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$(0.13)		$(0.14)
Inclusion of cash amounts received (paid)	0.06		—
Total derivative financial instruments		(0.07)		(0.14)
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	0.15		—
Exclusion of non-cash interest for deferred finance fee write-off	0.07		—
Total refinancing transaction		0.22		—
Expired significant broker contract		—		—
Adjusted EPS		$(0.11)		$0.11
Weighted-average dilutive shares outstanding (in millions)		60.7		61.1

Adjusted EBITDA by Segment

	Three Months Ended
	March 31,
	2014		2013
Owned and Operated Mines
Adjusted EBITDA		$41.2		$45.7
Depreciation and depletion		(26.4)		(23.2)
Accretion		(3.0)		(2.9)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$2.1		$(0.1)
Inclusion of cash amounts (received) paid	(1.8)		—
Total derivative financial instruments		0.3		(0.1)
Other		(0.1)		0.2
Operating income (loss)		12.0		19.7

Logistics and Related Activities
Adjusted EBITDA		0.4		1.4
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	10.6		13.8
Inclusion of cash amounts (received) paid	(3.4)		—
Total derivative financial instruments		7.2		13.8
Operating income (loss)		7.5		15.1

Corporate and Other
Adjusted EBITDA		(1.9)		1.5
Depreciation and depletion		(0.5)		—
Accretion		(1.2)		(1.3)
Other		0.5		(0.2)
Operating income (loss)		(3.1)		—

Eliminations
Adjusted EBITDA		(0.4)		(0.3)
Operating loss		(0.4)		(0.3)
Consolidated operating income		16.1		34.6
Interest income		0.1		0.1
Interest expense		(38.0)		(10.5)
Other, net		(0.5)		(0.2)
Income tax (expense) benefit		6.5		(8.8)
Earnings from unconsolidated affiliates, net of tax		0.1		0.2
Net income (loss)		$(15.6)		$15.4

Tons Sold

(in thousands)

	Q1	Q4	Q3	Q2	Q1	Year	Year
	2014	2013	2013	2013	2013	2013	2012
Mine
Antelope	8,288	7,945	7,952	7,371	8,087	31,354	34,316
Cordero Rojo	8,447	9,027	10,054	8,359	9,231	36,671	39,205
Spring Creek	3,710	4,765	5,140	4,362	3,742	18,009	17,102
Decker (50% interest)	272	483	489	382	165	1,519	1,441
Total	20,716	22,220	23,635	20,473	21,224	87,552	92,064